Exhibit 10.24

September 16, 2008

Jose Flahaux

[address]

Dear Jose:

On behalf of Corsair Memory, I am pleased to offer you a position as Senior Vice President of Operations, reporting to Andy Paul, President and CEO. Your start date is expected to be no later than October 13, 2008. This offer is being made subject to satisfactory background check and is valid until Friday, September 19, 2008.

Your base salary will be $27,083.33 monthly ($325,000 annually). Salaries are paid twice monthly on the 15th and the last day of each month. In addition, you will be eligible to participate in Management Bonus – Currently being finalized for 2008. For this position expectation should be 20% of base salary for on plan performance up to maximum of 75%, 1/3 of the bonus based on personal performance, 2/3 based on company operating profit plan; this will apply pro rata based on your actual start date for 2008.

Corsair offers a full service benefits plan that includes:

a)   10 days paid vacation in first year with one additional day per year worked up to 20 days, vacation is accrued on a monthly basis;

b)   medical and chiropractic through Blue Cross or medical through Kaiser*;

c)   dental, orthodontics (for children) through United Concordia*;

d)   life insurance and long-term disability through Mutual of Omaha*;

e)   vision through Vision Service Plan (VSP) *;

f)   supplemental insurance through Afflac*;

g)   after 90 days you will be eligible to join the Corsair 401K plan; and

h)   you will be eligible to participate in Corsair’s profit sharing plan per profit sharing plan documents.

i)   In addition, you will be eligible to participate in Corsair’s new stock option plan. Your total options under this program will be 1,200,000 shares with a four year vesting schedule at a price to be determined at the next Board of Directors Meeting, but is expected to be approximately $0.80-$1.00.

Working hours are nominally 8:30AM to 5:30PM Monday thru Friday although extra hours may be required to meet your goals and objectives.

By signing acceptance of this offer, you agree that:

1)        You have the legal right to work in the United States.

2)        You do not have in your possession or will not bring into the company any proprietary data from any previous employer.

Sincerely,
/s/ Jose Flahaux
Nick Hawkins, Chief Financial Officer, Corsair Memory Inc.
Accepted by /s/ Nick Hawkins	Date	10/13/2008
Printed Name J. Flahaux

* providers may be changed from time to time